Exhibit 10.1
FORM OF CONSULTING AGREEMENT
[DATE]
Mr. John J. Degnan
35 Beacon Hill Drive
Chester, New Jersey 07930
Dear John:
     I am delighted to set forth our understanding with respect to the retention by The Chubb Corporation (“Chubb”) of your services after you retire from Chubb on December 31, 2010. You will act as a Senior Advisor to Chubb for a term of 24 months, effective January 1, 2011. In this capacity, you will be considered an independent contractor, not an employee of Chubb. I will be your client contact.
     As a Senior Advisor, you will provide advice and assistance to me and to others at Chubb as I may designate on important Federal and regulatory issues, trade and corporate association matters, pending legal and regulatory proceedings relating the market practice investigations in the property and casualty industry, certain claims matters and such other matters as I may occasionally require. In addition, you will continue to serve as a member of the Board of Directors of Chubb Insurance Company of Europe.
     We expect that the amount of services that you will provide under this consulting agreement in your capacity as Senior Advisor will be less than 50% of the level of services you provided prior to your retirement from Chubb. We also understand that, during the term of this consulting agreement, you intend to engage in other professional activities, subject to the contractual limitations to which you are otherwise subject.
     During the term of this consulting agreement, you will receive an annual fee of $500,000 for all your services as a Senior Advisor. Payments will be made in four equal quarterly installments during the last week of each quarter. As you will not be an employee, Chubb will not withhold income or social security taxes, make any unemployment or disability insurance contributions, or obtain worker’s compensation insurance on your behalf.
     Chubb agrees that, effective January 1, 2011, the covenant not to compete with the business of Chubb and its subsidiaries contained in your outstanding Restricted Stock Unit Agreements and Performance Award Agreements will be amended as provided in the attachment to this consulting agreement.
     Chubb will indemnify and hold you harmless for any liability that may arise out of your performing services under this consulting agreement, other than liabilities relating to your obligation to pay taxes, social security payments or unemployment or disability insurance contributions. During the term of this consulting agreement, we will provide you with use of an office at Chubb’s headquarters or such other mutually agreed location and with secretarial support as you may reasonably request. In addition, we will reimburse you for all of your necessary and reasonable travel or other business related expenses incurred in connection with the services provided by you under this consulting agreement. Any requests for expense reimbursement, along with appropriate documentation, should be submitted to the Chief Administrative Officer (or person performing similar functions) for approval.
     This consulting agreement can be cancelled by either party as of the end of any month, upon 30 days written notice. Otherwise, this consulting agreement will terminate automatically on December 31, 2012.
     Should you find the above terms acceptable, kindly sign where indicated below, retain a copy for your records and return the original to me.
Sincerely,
John D. Finnegan
cc:      Sunita Holzer
Agreed and Accepted:
_________________________
John J. Degnan

Attachment
Effective as of January 1, 2011, the first sentence of the covenant not to compete with the business of The Chubb Corporation (“Chubb”) (the “Non-Competition Covenant”) and its subsidiaries contained in each of the outstanding Restricted Stock Units Agreements and Performance Share Award Agreements between John J. Degnan and Chubb (each an “Award Agreement” and collectively the “Award Agreements”) is amended to read as follows:
“Unless the Participant has received prior written authorization from the Committee, the Participant shall not, (i) during his or her employment with the Corporation or any of its Subsidiaries, (ii) during a period of one (1) year following any termination of such employment and (iii) during any period in which the Participant is providing any services to the Corporation pursuant to any consulting agreement or otherwise, directly or indirectly compete with the business of the Corporation or any of the Subsidiaries by being an officer, agent, employee, consultant, partner, or director of a Competitive Business, or otherwise render services to or assist or hold an interest in (except as a less that one (1) percent shareholder of a public company) in any Competitive Business.”
Except as provided above, each of the Award Agreements, including the other covenants contained therein, remains is full force and effect. Capitalized terms used herein and not defined herein have the meanings set forth in the respective Award Agreement.

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